ANTS
SOFTWARE INC. [LOGO OMITTED]


                                                                    EXHIBIT 10.1

October 12, 2004

Mr. Boyd Pearce
----------------
----------------

Dear Boyd:

The Board of Directors (the "Board") of ANTs software inc. (the "Company") is pleased to offer you the position of President and Chief Operating Officer with the Company, reporting to Francis K. Ruotolo, Chairman and Chief Executive Officer of the Company. Your full-time employment shall commence on October 18, 2004.

Your starting annual salary will be $200,000.00, payable semi-monthly subject to applicable withholding. You will be eligible to earn a bonus of up to an additional $100,000 contingent on your attainment of certain goals to be established by the Compensation Committee of the Board in its sole and absolute discretion. You will also be eligible to participate in employee benefit plans adopted by the Company from time to time. You will be eligible for 15 paid vacation days per year, earned at the rate of 1.25 days per month worked. Subject to Board approval, and regulatory approval, the Company will grant to you: i) a fully vested option to purchase up to 100,000 shares of Common Stock under the Company's 2000 Stock Option Plan ("Plan") and ii) an option to purchase up to 650,000 shares of Common Stock under the Plan subject to vesting. In the event the Board and the shareholders of the Company approve an increase in the number of shares reserved under the Plan, and subject to Board approval and regulatory approval, the Company will also grant you, in the event you are still employed by the Company, an option to purchase up to 750,000 shares of Common Stock of the Company

By accepting this offer, you agree to devote, during your employment with the Company, your full business time and attention exclusively to the business and affairs of the Company and to comply in all respects with all of the Company's present and future policies.

Your employment by the Company is not for a specified term, it is at-will, and may be terminated by you or the Company at any time without notice, for any reason and for no reason, with or without cause.

If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by you and an authorized representative. This letter represents all of the terms and conditions of the subject matter hereof and supersedes and replaces any previous understanding by or between you and the Company.

Your employment pursuant to this offer is contingent on your executing the Company's standard confidentiality agreement, upon your providing the Company with the legally required proof of your identity and authorization to work in the United States and on the completion of background and reference checks to the satisfaction of the Board.

We look forward to having you join the Company. If you accept the above-described offer, please return to me a signed copy of this letter. This offer will expire one week from the date of this letter if not accepted or extended by the Company.

ANTs software inc.                          Agreed as stated above:
A Delaware Corporation


By:                                         By:
    -------------------------------------      -------------------------------
    Francis Ruotolo                                     Boyd Pearce
    Chairman and Chief Executive Officer



801 Mahler Road, Suite G, Burlingame, CA
94010 650-692-0219 voice 650-692-0253
fax www.antssoftware.com